Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renée E. Soto/Meghan Gavigan
Sard Verbinnen & Co.
212-687-8080
rsoto@sardverb.com / mgavigan@sardverb.com

VALEANT NAMES HOWARD B. SCHILLER INTERIM CEO

Robert Ingram, Lead Independent Director, to Serve as Interim Chairman

J. Michael Pearson to Remain on Medical Leave of Absence

LAVAL, Quebec, January 6, 2016 -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced that Howard B. Schiller has been appointed interim chief executive officer of Valeant, effective immediately. Mr. Schiller served as Valeant’s chief financial officer from December 2011 through June 2015 and currently serves on Valeant’s Board of Directors. Valeant also announced that Robert Ingram, Lead Independent Director, will serve as interim chairman of the Board of Directors.

J. Michael Pearson remains in the hospital where he is being treated for severe pneumonia, and as the timing of his expected return is uncertain, he will be on a medical leave of absence until further notice.

Robert Ingram said, “As Mike’s medical leave continues, and the timing of his recovery and return remains uncertain, Howard will now step in as CEO on an interim basis.   Howard’s performance as Valeant's CFO, as well as his deep understanding of Valeant’s operations, are excellent and we are grateful that he has agreed to take on this role. The Board will continue to work closely with Howard and the other members of the senior management team to implement Valeant's strategy successfully in Mike’s absence.”

“Valeant is a strong company with a collection of great franchises and strong healthcare brands, innovative strategies and an exceptionally productive approach to R&D.  I appreciate the confidence the Board has placed in me  as I step into this role while Mike focuses on his health. Our future is incredibly bright and I am looking forward to working with the rest of the senior leadership, as well as the entire Valeant team, to continue to execute on our strategic plan," said Mr. Schiller.

Mr. Ingram added, “We appreciate the expressions of support and concern for Mike's health that we have received from Valeant's investors, employees, business partners and other stakeholders. While Mike's illness was sudden and unexpected, our strong management team has stepped in to keep our businesses on track and thriving.  We particularly appreciate the leadership of Rob Chai-Onn, Ari Kellen and Rob Rosiello at this important time.”

Mr. Schiller most recently served as Valeant's chief financial officer from December 2011 to June 2015 and has been serving on the Board of the Company since September 2012.  Mr. Schiller joined Valeant following a 24-year career at Goldman Sachs, a global investment banking firm. From 2009 to 2010, Mr. Schiller was the chief operating officer for the Investment Banking Division of Goldman Sachs.  From 2003 to 2009, he was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses in the Investment Banking Division of Goldman Sachs. He is also on the business advisory council of the University of Chicago Law School. Mr. Schiller received his BS in economics from the Wharton School at the University of Pennsylvania and his JD from the University of Chicago Law School.

Mr. Ingram has been serving on Valeant’s Board since September 2010, and was the Chairman of the Board from December 2010 to March 2011. Since January 2007, Mr. Ingram has been a general partner at Hatteras Venture Partners, a venture capital firm focused on biopharmaceuticals, medical devices, diagnostics and related opportunities in human medicine. Since January 2010, he has served as a special advisor to the Chief Executive Officer of GlaxoSmithKline. He served as Vice Chairman Pharmaceuticals of GSK from 2002 through 2009 and Chief Operating Officer and President of Pharmaceutical Operations, CEO of Glaxo Wellcome plc from October 1997 to December 2000 and chairman of the board of Glaxo Wellcome Inc., Glaxo Wellcome plc’s U.S. subsidiary, from January 1999 to December 2000. Mr. Ingram was President and CEO of Glaxo Wellcome Inc. from October 1997 to January 1999. Mr. Ingram is also a member of the Board of Advisors for the H. Lee Moffitt Cancer Center and Research Triangle Institute, as well as Chairman of the Board, Research Triangle Foundation of North Carolina and Glaxo North Carolina Foundation.  Mr. Ingram currently serves on the board of CREE, Inc.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com .

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Valeant’s management, future prospects and ability to execute its strategic plan.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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